STATE OF WYOMING

Office of the Secretary of State

I, EDWARD A. BUCHANAN, Secretary of State of the State of Wyoming, do hereby certify that

Regenicin Inc.

an entity originally organized under the laws of Nevada on September 6, 2007, did on August 31, 2022 apply for a Certificate of Registration and filed Articles of Continuance in the office of the Secretary of State of State of Wyoming.

I further certify that Regenicin Inc. renounced its jurisdiction of formation and is now formed under the laws of the State of Wyoming in accordance with Wyoming statutes.

I have affixed hereto the Great Seal of the State of Wyoming and duly executed this official certificate at Cheyenne, Wyoming on this 31st day of August, 2022.

Filed 8/31/2022	/s/ Edward A. Buchanan Secretary of State By: Kaytlynn Whisenhunt

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WY Secretary of State FILED: 08/31/2022 02:59PM ID: 2022-001155074

APPLICATION FOR PROFIT CORPORATE

ARTICLES OF CONTINUANCE

OF

Regenicin Inc.

Pursuant to W.S. 17-16-1810 of the Wyoming Business Corporation Act, the undersigned hereby submits the following Articles of Continuance.

FIRST	The name of the corporation is Regenicin Inc.

SECOND	The laws in which it was incorporated under: Nevada

THIRD	The date of its incorporation is: September 6th, 2007

FOURTH	The Corporation is to have perpetual existence.

FIFTH	The mailing address where correspondence and annual reports can be sent 1712 Pioneer Ave Ste. 500 Cheyenne, WY 82001

SIXTH	The address of its principal office is: 1712 Pioneer Ave Ste. 500 Cheyenne, WY 82001

SEVENTH

The registered agent for this corporation shall be:

Capital Administrations, LLC

The address of said agent, and, the registered or statutory address of this corporation in the state of Wyoming, shall be:

1712 Pioneer Ave. Suite 115

Cheyenne, WY 82001

EIGHTH

The purpose or purposes of the corporation which it proposes to pursue in the transaction of business in this state:

(A) To do all things necessary or convenient to carry out its business and affairs, including without limitation power to:

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(B) Sue and be sued, complain and defend in its corporate name;

(C) Have a corporate seal, which may be altered at will, and to use it, or a facsimile of it, by impressing or affixing it or in any other manner reproducing it;

(D) Make and amend bylaws, not inconsistent with its articles of incorporation or with the laws of this state, for managing the business and regulating the affairs of the corporation;

(E) Purchase, receive, lease, or otherwise acquire, and own, hold, improve, use, and otherwise deal with, real or personal property, or any legal or equitable interest in property, wherever located;

(F) Sell, convey, mortgage, pledge, lease, exchange, and otherwise dispose of all or any part of its property;

(G) Purchase, receive, subscribe for, or otherwise acquire; own, hold, vote, use, sell, mortgage, lend, pledge, or otherwise dispose of; and deal in and with shares or other interests in, or obligations of, any other entity;

(H) Make contracts and guarantees, incur liabilities, borrow money, issue its notes, bonds, and other obligations which may be convertible into or include the option to purchase other securities of the corporation, and secure any of its obligations by mortgage or pledge of any of its property, franchises, or income;

(I) Lend money, invest and reinvest its funds, and receive and hold real and personal property as security for repayment;

(J) Be a promoter, partner, member, associate, or manager of any partnership, joint venture, trust, or other entity;

(K) Conduct its business, locate offices, and exercise the powers granted by this act within or without this state;

(L) Elect directors and appoint officers, employees, and agents of the corporation, define their duties, fix their compensation, and lend them money and credit;

(M) Pay pensions and establish pension plans, pension trusts, profit sharing plans, share bonus plans, share option plans, and benefit or incentive plans for any or all of its current or former directors, officers, employees, and agents;

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(N) Make donations for the public welfare or for charitable, scientific, or educational purposes;

(O) Transact any lawful business; and

(P) Make payments or donations, or do any other act, not inconsistent with law, that furthers the business and affairs of the corporation.

NINTH

The names and respective addresses of its officers and directors are:

President: Dr. J Roy Nelson 1712 Pioneer Ave Ste. 500, Cheyenne, WY 82001

Secretary: Dr. J Roy Nelson 1712 Pioneer Ave Ste. 500, Cheyenne, WY 82001

Treasurer: Dr. J Roy Nelson 1712 Pioneer Ave Ste. 500, Cheyenne, WY 82001

Director: Dr. J Roy Nelson 1712 Pioneer Ave Ste. 500, Cheyenne, WY 82001

TENTH

The aggregate number of shares or other ownership units which it has the authority to issue, itemized by classes, par value of shares, shares without par value and series, if any, within a class is:

Number of Shares 200,000,000

Class Common

Series

Par Value per Share $0.001

Number of Shares 4,500,000

Class Preferred

Series

Par Value per Share $0.001

Number of Shares 5,500,000

Class Preferred

Series A Convertible

Par Value per Share $0.001

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ELEVENTH

The aggregate number of issued shares or other ownership units itemized by classes, par value of shares, shares without par value and series, if any, within a class is:

Number of Shares 153,483,050

Class Common

Series

Par Value per Share $0.001

TWELFTH	The Corporation accepts the Constitution of this state in compliance with the requirements of Article 10, Section 5 of the Wyoming Constitution.

Certification. I do consent on behalf of the business entity to accept electronic service of process at the required email address provided under the circumstances specified in W.S. 17-28-104(e).

Dated this 26th day of August, 2022

/s/ Jasmine James

Jasmine James, on behalf of Capital Administrations, LLC

Authorized Agent for Regenicin Inc.

tax@wyomingcompany.com

State of Wyoming

Ss

County of Laramie

I, DeAnna Montemayor, Notary Public, do hereby certify that on this 26th day of August, 2022, personally appeared before me Jasmine James,

In witness whereof, I have hereunto set my hand and seal this 26th day of August, 2022.

/s/ DeAnna Montemayor

My Commission Expires: 04/30/2028

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CONSENT TO

APPOINTMENT BY REGISTERED AGENT

I.	Capital Administrations, LLC, located at 1712 Pioneer Ave. Ste. 115, Cheyenne, WY,

82001, voluntarily consents to serve as the registered agent for Regenicin Inc., on the date shown below;

II.	The undersigned by and on behalf of Capital Administrations, LLC, hereby certify that it is in compliance with the requirements of W.S. 17-28-101 through W.S. 17-28-111.

Dated this 26th day of August, 2022.

/s/ Jasmine James

Jasmine James, on behalf of

Capital Administrations, LLC, Registered Agent

Email: tax@wvomingcompany.com

Daytime Phone: 307-632-3333

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RESOLUTION

OF

CONTINUANCE

Regenicin Inc.

We, the undersigned, constituting all of the officers/directors of the above named

Company, do hereby authorize the continuance of the Company into Wyoming.

DATED: August 22, 2022

J. Roy Nelson

Print Name

Controller

Print Title

/s/ J. Roy Nelson

Signature

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BARBARA K. CEGAVSKE Secretary of State KIMBERLEY PERONDI Deputy Secretary for Commercial Recordings	STATE OF NEVADA OFFICE OF THE SECRETARY OF STATE

Commercial Recordings & Notary Division 202 N. Carson Street

Carson City, NV 89701

Telephone (775) 684-5708

Fax (775) 684-7138

North Las Vegas City Hall

2250 Las Vegas Blvd North, Suite 400 North Las Vegas, NV 89030 Telephone (702) 486-2880

Fax (702) 486-2888

Certified Copy
08/24/2022 09:51:19 AM
Work Order Number:	W2002082400560-2333613
Reference Number:	20222569249
Through Date:	08/24/2022 09:51:19 AM
Corporate Name:	REGENICIN, INC.

The undersigned filing officer hereby certifies that the attached copies are true and exact copies of all requested statements and related subsequent documentation filed with the

Secretary of State's Office, Commercial Recordings Division listed on the attached report.

Document Number	Description	Number of Pages
20110384833-43	Certificate of Designation - 05/24/2011	7
20100821883-03	Amendment – 11/01/2010	2
20100533452-85	Certificate Pursuant to NRS 78.209 – 07/19/2010	1
20070614148-43	Articles of Incorporation – 09/06/2007	5

Certified By: Electronically Certified Certificate Number: B202208252951198 You may verify this certificate online at http://www.nvsos.gov	Respectfully, /s/ Barbara K. Cegavske Nevada Secretary of State

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ROSS MILLER

Secretary of State

206 North Carson Street

Carson City, Nevada 89701-4299

(775) 684 5708

Website: secretaryofstate.biz

Articles of Incorporation (PURSUANT TO NRS 78)
ABOVE SPACE IS FOR OFFICE USE ONLY
1.	Name of Corporation:	Windstar
2.	Resident Agent Name and Street Address: (must be a Nevada address where process may be served)	Nevada Agency and Trust Company
Name
50 West Liberty Street, Ste 880	Reno	NV	89501
Street Address	City	ST	Zip Code

Optional Mailing Address	City	ST	Zip Code
3.	Shares: (number of shares corporation authorized to issue)	Number of shares with par value:	100,000,000	Par value: $	0.001	Number of shares without par value:
4.	Names & Addresses of Board of Directors/Trustees: (attach additional page if there is more than 3 directors/trustees)	1.	Siew mee Fam
Name
50 West Liberty Street, Suite 880	Reno	NV	89501
Street Address	City	ST	Zip Code
2.	Sze Yein Wong
Name
50 West Liberty Street, Suite 880	Reno	NV	89501
Street Address	City	ST	Zip Code
3.
Name

Street Address	City	ST	Zip Code
5.	Purpose: (optional-see instructions)	The purpose of this Corporation shall be: Any lawful business under the State of Nevada
6.	Name, Address and Signature of Incorporator. (attach additional page if there is more than 1 incorporator)	Siew mee Fam	/s/ Siew mee Fam
Name	Signature
50 West Liberty Street, Suite 880	Reno	NV	89501
Street Address	City	ST	Zip Code
7.	Certificate of Acceptance of Appointment of Resident Agent:	I hereby accept appointment as Resident Agent for the above named corporation.
/s/ Nevada Agency and Trust Company	9/6/2007
Authorized Signature of R.A. or On Behalf of R.A. Company	Date

This form must be accompanied by appropriate fees.

Nevada Secretary of State Form 78 Articles 2007

Revised on: 01/01/07

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ARTICLES OF INCORPORATION

OF

WINDSTAR INC.

ARTICLE I

NAME

The name of the corporation shall be Windstar Inc. (hereinafter, the “Corporation”).

ARTICLE II

REGISTERED OFFICE

The initial office of the Corporation shall be 50 West Liberty Street, Suite 880, Reno, NV 89501. The initial registered agent of the Corporation shall be Nevada Agency and Trust Company at 50 West Liberty Street, Suite 880, Reno, NV 89501. The Corporation may, from time to time, in the manner provided by law, change the resident agent and the registered office within the State of Nevada. The Corporation may also maintain an office or offices for the conduct of its business, either within or without the State of Nevada.

ARTICLE III

CAPITAL STOCK

Section 1.    Authorized Shares.    The aggregate number of shares which the Corporation shall have authority to issue is one hundred million (100,000,000) shares, consisting of two classes to be designated, respectively, "Common Stock" and "Preferred Stock," with all of such shares having a par value of $.001 per share. The total number of shares of Common Stock that the Corporation shall have authority to issue is ninety million (90,000,000) shares. The total number of shares of Preferred Stock that the Corporation shall have authority to issue is ten million (10,000,000) shares. The Preferred Stock may be issued in one or more series, each series to be appropriately designated by a distinguishing letter or title, prior to the issuance of any shares thereof. The voting powers, designations, preferences, limitations, restrictions, and relative, participating, optional and other rights, and the qualifications, limitations, or restrictions thereof, of the Preferred Stock shall hereinafter be prescribed by resolution of the board of directors pursuant to Section 3 of this Article III.

Section 2.    Common Stock.

(a)    Dividend Rate.    Subject to the rights of holders of any Preferred Stock having preference as to dividends and except as otherwise provided by these Articles of Incorporation, as amended from time to time (hereinafter, the "Articles") or the Nevada Revised Statues (hereinafter, the “NRS”), the holders of Common Stock shall be entitled to receive dividends when, as and if declared by the board of directors out of assets legally available therefor.

(b)    Voting Rights.    Except as otherwise provided by the NRS, the holders of the issued and outstanding shares of Common Stock shall be entitled to one vote for each share of Common Stock. No holder of shares of Common Stock shall have the right to cumulate votes.

(c)    Liquidation Rights.    In the event of liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or involuntary, subject to the prior rights of holders of Preferred Stock to share ratably in the Corporation's assets, the Common Stock and any shares of Preferred Stock which are not entitled to any preference in liquidation shall share equally and ratably in the Corporation's assets available for distribution after giving effect to any liquidation preference of any shares of Preferred Stock. A merger, conversion, exchange or consolidation of the Corporation with or into any other person or sale or transfer of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to stockholders) shall not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

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(d)    No Conversion, Redemption, or Preemptive Rights.    The holders of Common Stock shall not have any conversion, redemption, or preemptive rights.

(e)    Consideration for Shares.    The Common Stock authorized by this Article shall be issued for such consideration as shall be fixed, from time to time, by the board of directors.

Section 3.    Preferred Stock.

(a)    Designation.    The board of directors is hereby vested with the authority from time to time to provide by resolution for the issuance of shares of Preferred Stock in one or more series not exceeding the aggregate number of shares of Preferred Stock authorized by these Articles, and to prescribe with respect to each such series the voting powers, if any, designations, preferences, and relative, participating, optional, or other special rights, and the qualifications, limitations, or restrictions relating thereto, including, without limiting the generality of the foregoing: the voting rights relating to the shares of Preferred Stock of any series (which voting rights, if any, may be full or limited, may vary over time, and may be applicable generally or only upon any stated fact or event); the rate of dividends (which may be cumulative or noncumulative), the condition or time for payment of dividends and the preference or relation of such dividends to dividends payable on any other class or series of capital stock; the rights of holders of Preferred Stock of any series in the event of liquidation, dissolution, or winding up of the affairs of the Corporation; the rights, if any, of holders of Preferred Stock of any series to convert or exchange such shares of Preferred Stock of such series for shares of any other class or series of capital stock or for any other securities, property, or assets of the Corporation or any subsidiary (including the determination of the price or prices or the rate or rates applicable to such rights to convert or exchange and the adjustment thereof, the time or times during which the right to convert or exchange shall be applicable, and the time or times during which a particular price or rate shall be applicable); whether the shares of any series of Preferred Stock shall be subject to redemption by the Corporation and if subject to redemption, the times, prices, rates, adjustments and other terms and conditions of such redemption. The powers, designations, preferences, limitations, restrictions and relative rights may be made dependent upon any fact or event which may be ascertained outside the Articles or the resolution if the manner in which the fact or event may operate on such series is stated in the Articles or resolution. As used in this section "fact or event" includes, without limitation, the existence of a fact or occurrence of an event, including, without limitation, a determination or action by a person, government, governmental agency or political subdivision of a government. The board of directors is further authorized to increase or decrease (but not below the number of such shares of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series. Unless the board of directors provides to the contrary in the resolution which fixes the characteristics of a series of Preferred Stock, neither the consent by series, or otherwise, of the holders of any outstanding Preferred Stock nor the consent of the holders of any outstanding Common Stock shall be required for the issuance of any new series of Preferred Stock regardless of whether the rights and preferences of the new series of Preferred Stock are senior or superior, in any way, to the outstanding series of Preferred Stock or the Common Stock.

(b)    Certificate.    Before the Corporation shall issue any shares of Preferred Stock of any series, a certificate of designation setting forth a copy of the resolution or resolutions of the board of directors, and establishing the voting powers, designations, preferences, the relative, participating, optional, or other rights, if any, and the qualifications, limitations, and restrictions, if any, relating to the shares of Preferred Stock of such series, and the number of shares of Preferred Stock of such series authorized by the board of directors to be issued shall be made and signed by an officer of the corporation and filed in the manner prescribed by the NRS.

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Section 4.    Non-Assessment of Stock.    The capital stock of the Corporation, after the amount of the subscription price has been fully paid, shall not be assessable for any purpose, and no stock issued as fully paid shall ever be assessable or assessed, and the Articles shall not be amended in this particular. No stockholder of the Corporation is individually liable for the debts or liabilities of the Corporation.

ARTICLE IV

DIRECTORS AND OFFICERS

Section 1.    Number of Directors.    The members of the governing board of the Corporation are styled as directors. The board of directors of the Corporation shall be elected in such manner as shall be provided in the bylaws of the Corporation. The board of directors shall consist of at least one (1) individual and not more than thirteen (13) individuals. The number of directors may be changed from time to time in such manner as shall be provided in the bylaws of the Corporation.

Section 2.    Initial Directors.    The name and post office box or street address of the director(s) constituting the initial board of directors is:

Name        Address

Siew Mee Fam        50 West Liberty Street, Suite 880, Reno, NV 89501

Section 3.    Limitation of Liability.    The liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS. If the NRS is amended to further eliminate or limit or authorize corporate action to further eliminate or limit the liability of directors or officers, the liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS, as so amended from time to time.

Section 4.    Payment of Expenses.    In addition to any other rights of indemnification permitted by the laws of the State of Nevada or as may be provided for by the Corporation in its bylaws or by agreement, the expenses of officers and directors incurred in defending any threatened, pending, or completed action, suit or proceeding (including without limitation, an action, suit or proceeding by or in the right of the Corporation), whether civil, criminal, administrative or investigative, involving alleged acts or omissions of such officer or director in his or her capacity as an officer or director of the Corporation or member, manager, or managing member of a predecessor limited liability company or affiliate of such limited liability company or while serving in any capacity at the request of the Corporation as a director, officer, employee, agent, member, manager, managing member, partner, or fiduciary of, or in any other capacity for, another corporation or any partnership, joint venture, trust, or other enterprise, shall be paid by the Corporation or through insurance purchased and maintained by the Corporation or through other financial arrangements made by the Corporation, as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation. To the extent that an officer or director is successful on the merits in defense of any such action, suit or proceeding, or in the defense of any claim, issue or matter therein, the Corporation shall indemnify him or her against expenses, including attorneys' fees, actually and reasonably incurred by him or her in connection with the defense. Notwithstanding anything to the contrary contained herein or in the bylaws, no director or officer may be indemnified for expenses incurred in defending any threatened, pending, or completed action, suit or proceeding (including without limitation, an action, suit or proceeding by or in the right of the Corporation), whether civil, criminal, administrative or investigative, that such director or officer incurred in his or her capacity as a stockholder, including, but not limited to, in connection with such person being deemed an Unsuitable Person (as defined in Article VII hereof).

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Section 5.    Repeal And Conflicts.    Any repeal or modification of Sections 3 or 4 above approved by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the liability of a director or officer of the Corporation existing as of the time of such repeal or modification. In the event of any conflict between Sections 3 or 4 above and any other Article of the Articles, the terms and provisions of Sections 3 or 4 above shall control.

ARTICLE V

COMBINATIONS WITH INTERESTED STOCKHOLDERS

At such time, if any, as the Corporation becomes a "resident domestic corporation", as that term is defined in NRS 78.427, the Corporation shall not be subject to, or governed by, any of the provisions in NRS 78.411 to 78.444, inclusive, as may be amended from time to time, or any successor statute.

ARTICLE VI

BYLAWS

The board of directors is expressly granted the exclusive power to make, amend, alter, or repeal the bylaws of the Corporation pursuant to NRS 78.120.

IN WITNESS WHEREOF, the Corporation has caused these articles of incorporation to be executed in its name by its Incorporator on August 8, 2007.

/s/ Siew Mee Fam

Siew Mee Fam

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ROSS MILLER Secretary of State 206 North Carson Street Carson City, Nevada 89701-4299 (775) 684 5708 Website: secretaryofstate.biz

Certificate of Change Pursuant to NRS 78.209

USE BLACK INK ONLY – DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Change filed Pursuant to NRS 78.209 For Nevada Profit Corporations

1. Name of corporation:
Regenicin, Inc.

2. The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3. The current number of authorized shares at the par value, if any, of each class or series, if any, of shares before the change:
90,000,000 shares of common stock with $0.001 par value 10,000,000 shares of common stock with $0.001 par value

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:
90,000,000 shares of common stock with $0.001 par value 10,000,000 shares of common stock with $0.001 par value

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issue share of the same class or series:
34 shares issued for every 1 outstanding

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:
fractional shares will be rounded to the nearest whole number

7. Effective date of filing (optional):

8. Officer Signature: X /s/ Randall E. McCoy

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ROSS MILLER

Secretary of State

206 North Carson Street

Carson City, Nevada 89701-4299

(775) 684 5708

Website: secretaryofstate.biz

Certificate of Amendment (PURSUANT TO NRS 78.385 and 78.390)
USE BLACK INK ONLY-DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY
Certificate of Amendment to Articles of Incorporation
For Nevada Corporations
(Pursuant to NRS 78.385 and 78.390—After Issuance of Stock)

1.	Name of corporation:
Regenicin, Inc.

2.	The articles have been amended as follows (provide article numbers, if available):

ARTICLE III: CAPITAL STOCK

Section 1.    Authorized Shares.    The aggregate number of shares which the Corporation shall have authority to issue is two hundred ten million (210,000,000) shares, consisting of two classes to be designated, respectively, "Common Stock" and "Preferred Stock," with all of such shares having a par value of $.001 per share. The total number of shares of Common Stock that the Corporation shall have authority to issue is two hundred million (200,000,000) shares. The total number of shares of Preferred Stock that the Corporation shall have authority to issue is ten million (10,000,000) shares. The Preferred Stock may be issued in one or more series, each series to be appropriately designated by a distinguishing letter or title, prior to the issuance of any shares thereof. The voting powers, designations, preferences, limitations, restrictions, and relative, participating, optional and other rights, and the qualifications, limitations, or restrictions thereof, of the Preferred Stock shall hereinafter be prescribed by resolution of the board of directors pursuant to Section 3 of this Article III.

3.	The vote by which the stockholders holding shares in the corporationentitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:
majority

4.	Effective date of filing (optional):

5.	Signatures (required)

X /s/ Randall McCoy
Signature
* If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

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Section 1.    Authorized Shares.    The aggregate number of shares which the Corporation shall have authority to issue is two hundred ten million (210,000,000) shares, consisting of two classes to be designated, respectively, "Common Stock" and "Preferred Stock," with all of such shares having a par value of $.001 per share. The total number of shares of Common Stock that the Corporation shall have authority to issue is two hundred million (200,000,000) shares. The total number of shares of Preferred Stock that the Corporation shall have authority to issue is ten million (10,000,000) shares. The Preferred Stock may be issued in one or more series, each series to be appropriately designated by a distinguishing letter or title, prior to the issuance of any shares thereof. The voting powers, designations, preferences, limitations, restrictions, and relative, participating, optional and other rights, and the qualifications, limitations, or restrictions thereof, of the Preferred Stock shall hereinafter be prescribed by resolution of the board of directors pursuant to Section 3 of this Article III.

16

ROSS MILLER

Secretary of State

206 North Carson Street

Carson City, Nevada 89701-4299

(775) 684 5708

Website: secretaryofstate.biz

Certificate of Designation (PURSUANT TO NRS 78.1955)
USE BLACK INK ONLY-DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY
Certificate of Designation For
For Nevada Corporations
(Pursuant to NRS 78.1955)

1.	Name of corporation:
Regenicin, Inc.

2.	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

The following is a statement of the powers, designations, preferences, limitations, restrictions and relative rights of a series of preferred stock of Regenicin, Inc. a Nevada corporation (the “Corporation”), as authorized and ratified on May 10, 2011, by the board of directors of the Corporation (the “Board”), for the purposes of confirming a series of the Corporation’s authorized preferred stock, $.00 par value per share (“Preferred Stock”), designated as Series A Convertible Preferred Stock, and identifying the relative rights and preferences thereof:

See Attached.

3.	Effective date of filing (optional):

4.	Signatures (required)

X /s/ Randall McCoy
Signature

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______________________________________

CERTIFICATE OF DESIGNATION

OF

REGENICIN, INC.

Pursuant to Section 78.1955 of the

Nevada Revised Statutes

______________________________________

SERIES A CONVERTIBLE PREFERRED STOCK

On behalf of Regenicin, Inc., a Nevada corporation (the “Corporation”), the undersigned hereby certifies that the following resolution has been duly adopted by the board of directors of the Corporation (the “Board”):

RESOLVED, that, pursuant to the authority granted to and vested in the Board by the provisions of the articles of incorporation of the Corporation (the “Articles of Incorporation”), there hereby is created, out of the ten million (10,000,000) shares of preferred stock, par value $.001 per share, of the Corporation authorized by Article Fourth of the Articles of Incorporation (“Preferred Stock”), Series A Convertible Preferred Stock, consisting of three million five hundred thousand (3,500,000) shares, which series shall have the following powers, designations, preferences and relative participating, optional and other special rights, and the following qualifications, limitations and restrictions:

The specific powers, preferences, rights and limitations of the Series A Convertible Preferred Stock are as follows:

1. Designation; Rank. This series of Preferred Stock shall be designated and known as “Series A Convertible Preferred Stock.” The number of shares constituting the Series A Convertible Preferred Stock shall be three million five hundred thousand (3,500,000) shares. Except as otherwise provided herein, the Series A Convertible Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank senior to the common stock, par value $0.001 per share (the “Common Stock”), and all classes and series of stock of the Corporation now or hereafter authorized, issued or outstanding (collectively, “Junior Securities”).

2. Dividends. The Holders of shares of the Series A Convertible Preferred Stock (each, a “Holder” and collectively, the “Holders”) shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation legally available therefore, dividends at the annual rate of 8% on the Stated Value thereof. Dividends shall be cumulative, and will accrue from the date the shares of Series A Convertible Preferred Stock are first issued (“Original Issue Date”), whether or not declared by the Board of Directors, and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends, and shall continue to accrue thereon until paid in full or converted into shares of Common Stock in accordance with Section 4 or 5 of this Designation. Dividends shall be payable quarterly in arrears to the Holders of shares of Series A Convertible Preferred Stock at the option of the Corporation in cash or Common Stock. No dividends or other distribution shall be paid on any Junior Securities unless and until the aforementioned 8% cumulative dividend is paid to current on each outstanding share of Series A Convertible Preferred Stock.

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3. Liquidation Preference.

(a) In the event of any dissolution, liquidation or winding up of the Corporation (a “Liquidation”), whether voluntary or involuntary, the Holders of Series A Convertible Preferred Stock shall be entitled to receive out of the assets of the Corporation, before any payment or distribution shall be made in respect of any Junior Securities, cash in an amount equal to $1.00 (the “Stated Value”) for each one (1) share of Series A Convertible Preferred Stock (as adjusted for stock splits, combinations, reorganizations and the like) plus an amount equal to all accrued but unpaid dividends thereon to the date of such payment. If upon the Liquidation, the assets to be distributed among the Holders of the Series A Convertible Preferred Stock are insufficient to permit the payment to such Holders of the full liquidation preference for their shares, then the entire assets of the Corporation legally available for distribution shall be distributed pro rata among the Holders of the Series A Convertible Preferred Stock.

(b) A sale of all or substantially all of the Corporation’s assets or an acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, a reorganization, consolidated or merger) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Corporation (a “Change in Control Event”), shall not be deemed to be a Liquidation for purposes of this Designation.

(c) If upon any Liquidation, whether voluntary or involuntary, payment shall have been made to the Holders of Series A Convertible Preferred Stock of the full preferential amount to which they shall be entitled pursuant to Section 3(a) of this Designation, the entire remaining assets, if any, of the Corporation available for distribution to stockholders shall be distributed to the holders of Junior Securities or Common Stock, as the case may be.

(d) The Corporation shall give each Holder of Series A Preferred Convertible Stock written notice of any Liquidation not later than thirty (30) days prior to any meeting of stockholders to approve such Liquidation or, if no meeting is to be held, not later than forty-five (45) days prior to the date of such Liquidation.

4. Optional Conversion of Series A Convertible Preferred Stock. The Holders of Series A Convertible Preferred Stock shall have conversion rights as follows:

(a) Conversion Right. Each share of Series A Convertible Preferred Stock shall be convertible at the option of the Holder thereof and without the payment of additional consideration by the Holder thereof, at any time, into shares of Common Stock on the Optional Conversion Date (as hereinafter defined) at a conversion rate of ten (10) shares of Common Stock (the “Conversion Rate”) for every one (1) share of Series A Convertible Preferred Stock, subject to adjustment as provided in Section 4 of this Designation.

(b) Mechanics of Optional Conversion. To effect the optional conversion of shares of Series A Convertible Preferred Stock in accordance with Section 4(a) of this Designation, any Holder of record shall make a written demand for such conversion (for purposes of this Designation, a “Conversion Demand”) upon the Corporation at its principal executive offices setting forth therein (i) the certificate or certificates representing such shares, and (ii) the proposed date of such conversion, which shall be a business day not less than fifteen (15) nor more than thirty (30) days after the date of such Conversion Demand (for purposes of this Designation, the “Optional Conversion Date”). Within five days of receipt of the Conversion Demand, the Corporation shall give written notice (for purposes of this Designation, a “Conversion Notice”) to the Holder setting forth therein (i) the address of the place or places at which the certificate or certificates representing any shares not yet tendered are to be converted are to be surrendered; and (ii) whether the certificate or certificates to be surrendered are required to be endorsed for transfer or accompanied by a duly executed stock power or other appropriate instrument of assignment and, if so, the form of such endorsement or power or other instrument of assignment. The Conversion Notice shall be sent by first class mail, postage prepaid, to such Holder at such Holder’s address as may be set forth in the Conversion Demand or, if not set forth therein, as it appears on the records of the stock transfer agent for the Series A Convertible Preferred Stock, if any, or, if none, of the Corporation. On or before the Optional Conversion Date, each Holder of the Series A Convertible Preferred Stock so to be converted shall surrender the certificate or certificates representing such shares, duly endorsed for transfer or accompanied by a duly executed stock power or other instrument of assignment, if the Conversion Notice so provides, to the Corporation at any place set forth in such notice or, if no such place is so set forth, at the principal executive offices of the Corporation. As soon as practicable after the Optional Conversion Date and the surrender of the certificate or certificates representing such shares, the Corporation shall issue and deliver to such Holder, or its nominee, at such Holder’s address as it appears on the records of the stock transfer agent for the Series A Convertible Preferred Stock, if any, or, if none, of the Corporation, a certificate or certificates for the number of whole shares of Common Stock issuable upon such conversion in accordance with the provisions hereof.

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(c) No Fractional Shares. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series A Convertible Preferred Stock. In lieu of any fractional share to which the Holder would be entitled but for the provisions of this Section 4(c) based on the number of shares of Series A Convertible Preferred Stock held by such Holder, the Corporation shall issue a number of shares to such Holder rounded up to the nearest whole number of shares of Common Stock. No cash shall be paid to any Holder of Series A Convertible Preferred Stock by the Corporation upon conversion of Series A Preferred Convertible Stock by such Holder.

(d) Reservation of Stock. The Corporation shall at all times when any shares of Series A Preferred Convertible Stock shall be outstanding, reserve and keep available out of its authorized but unissued Common Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Convertible Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all outstanding shares of the Series A Convertible Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized by unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(e) Dividends; Rights. All outstanding shares of Series A Convertible Preferred Stock to be converted pursuant to the Conversion Notice shall, on the Optional Conversion Date, be converted into Common Stock for all purposes, notwithstanding the failure of the Holder thereof to surrender any certificate representing such shares on or prior to such date. On and after the Optional Conversion Date, (i) no such share of Series A Convertible Preferred Stock to be converted pursuant to the Conversion Notice shall be deemed to be outstanding or be transferable on the books of the Corporation or the stock transfer agent, if any, for the Series A Convertible Preferred Stock, and (ii) the Holder of such shares, as such, shall not be entitled to receive any dividends or other distributions, to receive notices or to vote such shares or to exercise or to enjoy any other powers, preferences or rights thereof, other than the right, upon surrender of the certificate or certificates representing such shares, to receive a certificate or certificates for the number of shares of Common Stock into which such shares to be converted pursuant to the Conversion Notice have been converted. On the Optional Conversion Date, all such shares shall be retired and canceled and shall not be reissued.

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(f) Consolidation, Merger, Sale, Etc. In case the Corporation shall (a) effect a reorganization, (b) undergo a Change in Control Event, or (c) enter into any plan or arrangement contemplating the dissolution of the Corporation, then, in each such case, as a condition to the consummation of such a transaction, proper and adequate provision shall be made whereby each share of Series A Convertible Preferred Stock shall, after such transaction, be convertible into the kind and number of shares of stock or other securities or property of the Corporation or of the corporation resulting from such transaction, or to which assets shall have been sold in such transaction, to which the Holder of shares of Series A Convertible Preferred Stock would have been entitled if it had held the Common Stock issuable upon the conversion of such shares of Series A Convertible Preferred Stock on the record date, or, if none, immediately prior to such transaction, at the Conversion Rate in effect on such date. The provisions of this Section 4(f) shall similarly apply to successive transactions.

(g) Stock Dividends, Splits, Combinations and Reclassifications. If the Corporation shall (i) declare a dividend or other distribution payable in securities, (ii) split its outstanding shares of Common Stock into a larger number, (iii) combine its outstanding shares of Common Stock into a smaller number, or (iv) increase or decrease the number of shares of its capital stock in a reclassification of the Common Stock including any such reclassification in connection with a merger, consolidation or other business combination in which the Corporation is the continuing entity (any such corporate event, an “Event”), then in each instance the Conversion Rate shall be adjusted such that the number of shares issued upon conversion of one share of Series A Convertible Preferred Stock will equal the number of shares of Common Stock that would otherwise be issued but for such Event.

(h) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Rate pursuant to Section 4 of this Designation, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and cause its principal financial officer to verify such computation and prepare and furnish to each Holder of Series A Convertible Preferred Stock a certificate setting forth such adjustment or readjustment and setting forth in reasonable detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any Holder of Series A Convertible Preferred Stock, furnish or cause to be furnished to such Holder a like certificate setting forth: (i) such adjustments and readjustments; (ii) the Conversion Rate in effect at such time for the Series A Convertible Preferred Stock; and (iii) the number of shares of Common Stock and the amount, if any, of other property that at such time would be received upon the conversion of the Series A Convertible Preferred Stock.

(i) Notices of Record Date. In the event any record date is fixed for the purpose of (i) determining the holders of any class or series of stock or other securities who are entitled to receive any dividend or other distribution or (ii) to effect a Liquidation, the Corporation shall mail to each Holder of Series A Convertible Preferred Stock at least thirty (30) days prior to the record date set forth therein a notice setting forth: (A) such record date and a description of such dividend or distribution; or (B) (1) the date on which any such recapitalization, reorganization, merger, consolidation, disposition, dissolution, liquidation or winding up is expected to become effective; and (2) the time, if any is to be fixed, as to when the Holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such recapitalization, reorganization, merger, consolidation, disposition, dissolution, liquidation or winding up.

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(j) Issue Taxes. The converting Holder shall pay any and all issue and other non-income taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series A Convertible Preferred Stock.

(k) No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under Section 4 of this Designation by the Corporation, but will at all times in good faith assist in carrying out of all the provision of Section 4 of this Designation and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Holders against impairment.

5. Mandatory Conversion of Series A Convertible Preferred Stock.

(a) If (i) the Common Stock underlying the Series A Convertible Preferred Stock is registered with the Securities and Exchange Commission or eligible for Rule 144, and (ii) the VWAP of the Corporation’s Common Stock is in excess of $1.50 per share for twenty (20) consecutive trading days, then the Corporation shall require that the Holder of any outstanding Series A Convertible Preferred Stock to convert the same into shares of Common Stock at the Conversion Rate.

(b) No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series A Convertible Preferred Stock. In lieu of any fractional share to which the Holder would otherwise be entitled but for the provisions of this Section 5(b), based on the number of shares of Series A Convertible Preferred Stock held by such Holder, the Corporation shall issue a number of shares to such Holder rounded up to the nearest whole number of shares of Common Stock. No cash shall be paid to any Holder of Series A Convertible Preferred Stock by the Corporation upon conversion of Series A Convertible Preferred Stock by such Holder.

(c) The Corporation shall give to each Holder of record of Series A Convertible Preferred Stock written notice of mandatory conversion within a reasonable period of time following an event under Section 5(a), setting forth therein: (i) the number of shares of Common Stock into which such Holder’s shares of Series A Convertible Preferred Stock are to be converted based on such Conversion Rate; (ii) the address of the place or places at which the certificate or certificates representing such Holder’s shares of Series A Convertible Preferred Stock are to be surrendered; and (iii) whether the certificate or certificates to be surrendered are required to be endorsed for transfer or accompanied by a duly executed stock power or other appropriate instrument of assignment and, if so, the form of such endorsement or power or other instrument of assignment. Such notice shall be sent by first class mail, postage prepaid, to each Holder of record of Series A Convertible Preferred Stock at such Holder’s address as it appears on the records of the stock transfer agent for the Series A Convertible Preferred Stock, if any, or, if none, of the Corporation. Each Holder of Series A Convertible Preferred Stock shall surrender the certificate or certificates representing all such Holder’s shares, duly endorsed for transfer or accompanied by a duly executed stock power or other instrument of assignment, if the notice so provides, to the Corporation at any place set forth in such notice or, if no such place is so set forth, at the principal executive offices of the Corporation. As soon as practicable after the surrender of the certificate or certificates representing shares of Series A Convertible Preferred Stock, the Corporation shall issue and deliver to each such Holder, or its nominee, at such Holder’s address as it appears on the records of the stock transfer agent for the Series A Convertible Preferred Stock, if any, or, if none, of the Corporation a certificate or certificates for the number of whole shares of Common Stock issuable upon such conversion in accordance with the provisions hereof.

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(d) All outstanding shares of Series A Convertible Preferred Stock shall be converted into Common Stock for all purposes, notwithstanding the failure of any Holder or Holders thereof to surrender any certificate representing such shares on or prior to such date. Following an event under Section 5(a), (i) no share of Series A Convertible Preferred Stock shall be deemed to be outstanding or be transferable on the books of the Corporation or the stock transfer agent, if any, for the Series A Convertible Preferred Stock, and (ii) each Holder of Series A Convertible Preferred Stock, as such, shall not be entitled to receive any dividends or other distributions, to receive notices or to vote such shares or to exercise or to enjoy any other powers, preferences or rights in respect thereof, other than the right, upon surrender of the certificate or certificates representing such shares, to receive a certificate or certificates for the number of shares of Common Stock into which such shares shall have been converted. All such shares shall be retired and canceled and shall not be reissued.

6. Redemption. At any time after the issuance of the Series A Convertible Preferred Stock, the Corporation shall have the right to redeem any of the Series A Convertible Preferred Stock upon paying the Stated Value and any accrued but unpaid dividends.

7. Voting.

(a)                 Except as otherwise expressly provided herein or as required by the law, the Holders of Series A Convertible Preferred Stock and the holders of Common Stock shall vote together and not as separate classes. The Holders of Series A Convertible Preferred Stock shall be entitled to vote with the common stock as if their shares were converted into shares of Common Stock. The Holders of shares of the Series A Convertible Preferred shall be entitled to vote on all matters on which the Common Stock shall be entitled to vote. The Holders shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation.

(b)                For so long as at least 25% of the issued Series A Convertible Preferred Stock remain outstanding and not converted, the Corporation shall not, without first obtaining the approval MKM Opportunity Master Fund LLC: (i) adversely affect the rights, preferences or privileges of the Series A Convertible Preferred Stock including pledging any assets, (ii) create or issue any new class or series of shares having rights, preferences or privileges pari passu or senior to the Series A Convertible Preferred Stock, (iii) incur any debt or other obligation including but not limited to accounts payable, accrued but unpaid employee compensation, and other accrued but unpaid ordinary course expenses that exceed $500,000, (iv) amend, waive, or repeal any provision of the Corporation’s Articles of Incorporation or Bylaws in a manner that adversely affects the Series A Convertible Preferred Stock, (v) decrease the authorized size of the Board, (vi) effect any merger, sale, consolidation or reorganization of the Corporation, or (vii) liquidate or dissolve the Corporation.

8.       Additional Rights.

(a)                 For so long as shares of the Series A Convertible Preferred Stock remain outstanding and not converted, the Holders of Series A Convertible Preferred Stock will have the option to purchase up to the maximum of $2,000,000 in additional Units on the same terms as they purchased their original Units for a period of 9 months from the Original Issue Date, except that each share of Series A Convertible Preferred Stock purchased will be convertible into only 6 and 2/3 shares of Common Stock and each warrant will be exercisable at $0.25 per share.

(b)                For so long as shares of the Series A Convertible Preferred Stock remain outstanding and not converted, Holders of Series A Convertible Preferred Stock will have the right to participate in any financing of the Corporation for two years from the Original Issue Date based on maintaining their proportionate stake on a fully diluted basis.

(c)                 For so long as shares of the Series A Convertible Preferred Stock remain outstanding and not converted, Holders of Series A Convertible Preferred Stock will have full ratchet anti-dilution on the shares underlying the Series A Convertible Preferred Stock for three years from the Original Issue Date on any unconverted amounts, on any securities issued below the Conversion Rate, with the exception of shares issued in a Change in Control Event.

IN WITNESS WHEREOF, the undersigned have duly signed this Designation as of this __ day of May 2011.

Regenicin, Inc.

By:	/s/ Randall McCoy
Name: Randall McCoy Title: CEO

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